August 5, 2021

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Attn:	Jeanne Bennett
Lynn Dicker
Division of Corporation Finance
Office of Life Sciences

Re:	Cadre Holdings, Inc.
Registration Statement on Form S-1 (File No. 333-257849)

Ladies and Gentlemen:

We, the undersigned, as representatives of the several underwriters, hereby respectfully request that the Securities and Exchange Commission withdraw the acceleration request for the registrant’s Registration Statement on Form S-1, requesting effectiveness at 4:00 p.m. Eastern Time on August 4, 2021, or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

Sincerely,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Craig DeDomenico
Name: Craig DeDomenico
Title: Managing Director

As representative of the several underwriters

[Signature Page to Underwriters’ Acceleration Request Letter]

Sincerely,

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Sean Wolf
Name: Sean Wolf
Title: Director

As representative of the several underwriters

[Signature Page to Underwriters’ Acceleration Request Letter]

Sincerely,

TRUIST SECURITIES, INC.

By:	/s/ John M. H. Williams II
Name: John M. H. Williams II
Title: Managing Director

As representative of the several underwriters

[Signature Page to Underwriters’ Acceleration Request Letter]